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                                                                       Exhibit 4

           DESCRIPTION OF SPECIMEN STOCK CERTIFICATE FOR COMMON STOCK

Face of Certificate:

         The front of the specimen stock certificate (the "Certificate") for the Common Stock, without par value (the "Common Stock"), of Natural Golf Corporation (the "Corporation") contains (1) a picture of golf ball with an overlay of the Corporation's logo, (2) the name of the Corporation, (3) the Common Stock's CUSIP number (63888E 20 3) and (4) spaces to insert the Certificate number (NG__) and the number of shares represented by the Certificate. The Certificate is signed by Andrew S. Wyant, Chief Executive Officer of the Corporation, and Frederic M. Schweiger, Secretary of the Corporation. There is also space along the righthand side of the Certificate for the countersignature of Registrar and Transfer Company, as Transfer Agent and Registrar. The Corporation's corporate seal appears in the middle of the lower edge of the Certificate. The face of the Certificate states that the Corporation is "incorporated under the laws of the State of Illinois." The face of the Certificate also contains the following language:

         "This certifies that ____________________ is the record holder of ____________ fully paid and nonassessable shares of the Common Stock, without par value, of Natural Golf Corporation transferable on the books of the Corporation by the holder hereof in person or by duly authorized attorney upon surrender of this certificate properly endorsed. This certificate is not valid unless countersigned and registered by the Transfer Agent and Registrar. Witness the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers."

Reverse of Certificate:

         The back of the Certificate contains the following language:

         "The Corporation will furnish the holder of this certificate a statement of the designations, relative rights, preferences and limitations applicable to each class and the variations in rights, preferences, and limitations determined for each series (and the authority of the Board of Directors to determine the variations for future series) of the Corporation's shares on request in writing and without charge. Such request may be made to the office of the Secretary of the Corporation.

         The back of the Certificate also contains standard stock transfer instructions.